Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-67372

Florida Banks, Inc.

Prospectus Supplement No. 2

(To Prospectus Dated August 31, 2001)

     You should read this prospectus supplement and the related prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

     The “Selling Shareholders” section of the Prospectus of Florida Banks, Inc. is hereby modified by adding the following persons as selling shareholders and amending the security holdings of certain selling security holders previously named:

	Shares Beneficially		Shares Beneficially Owned
Name and Address of	Owned Before the	Shares Being	After the Offering
Beneficial Owner	Offering	Offered	Number	Percentage

Heritage Financial Partners, L.P.	55,000	55,000	0	*
Perry J. Kenner & Delores D. Kenner, TEN ENT (1)	3,872	1,500	2,372	*

*	Less than 1%.

(1)	Mr. Kenner is the Controller of Florida Banks. Mr. Kenner previously held these share in his name individually. He transferred these shares into the name of Perry Kenner & Delores D. Kenner, as tenants by the entirety.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 3, 2002.